UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2005

PC CONNECTION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23827	02-0513618
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

730 Milford Road Merrimack, New Hampshire	03054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 603-683-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 29, 2005, PC Connection, Inc., a Delaware corporation (the “Company”), as borrower, and GovConnection, Inc., a Maryland corporation and wholly owned subsidiary of the Company, Merrimack Services Corporation, a Delaware corporation and wholly owned subsidiary of the Company, PC Connection Sales Corporation, a Delaware corporation and wholly owned subsidiary of the Company, PC Connection Sales of Massachusetts, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and MoreDirect, Inc., a Florida corporation and wholly owned subsidiary of the Company, each as guarantors, entered into a Second Amended and Restated Credit and Security Agreement, among Citizens Bank of Massachusetts, as lender and agent and other financial institutions party thereto from time to time, as lenders (the “Second Amendment”).

The Second Amendment provides that the Company may borrow up to $50.0 million and retains the option to increase the facility by an additional $20 million on substantially the same terms. The Second Amendment matures on June 29, 2008.

The Second Amendment includes customary financial and operating covenants, including restrictions on the payment of dividends, none of which the Company believes significantly restricts its operations.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in “Item 1.01 - Entry into a Material Definitive Agreement” of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PC Connection, Inc.

Date: July 6, 2005	By:	/S/ JACK FERGUSON
Jack Ferguson
Treasurer and Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amended and Restated Credit and Security Agreement, dated June 29, 2005, among Citizens Bank of Massachusetts, as lender and as agent, other financial institutions party thereto from time to time, as lenders, PC Connection, Inc., as borrower, GovConnection, Inc., Merrimack Services Corporation, PC Connection Sales Corporation, PC Connection Sales of Massachusetts, Inc. and MoreDirect, Inc., each as guarantors.